Exhibit 5.1

To the board of directors of NeoGames S.A. 5, rue de Bonnevoie L-1260 Luxembourg Grand Duchy of Luxembourg	Allen & Overy société en commandite simple, inscrite au barreau de Luxembourg 5 avenue J.F. Kennedy L-1855 Luxembourg Boîte postale 5017 L-1050 Luxembourg

	Tel	+352 4444 55 1
	Fax	+352 4444 55 557

Jacques.graas@allenovery.com

Our ref A&O/0129396-0000002 EUO3: 2002125922.2

Luxembourg, 12 Novembre , 2020

PROJECT NEXUS - LUXEMBOURG EXHIBIT 5.1 OPINION — NEOGAMES S.A.

Dear Sir or Madam,

We are acting as legal advisers in the Grand Duchy of Luxembourg to Neogames S.A., a public limited liability company (société anonyme) incorporated under the laws of the Grand Duchy of Luxembourg, having its registered office at 5, rue de Bonnevoie, L-1260 Luxembourg, Grand Duchy of Luxembourg and registered with the Luxembourg trade and companies register (Registre de commerce et des sociétés, Luxembourg) (the Register) under number B186309 (the Company) in connection with the Registration Statement on Form F-1 (the Registration Statement) filed with the U.S. Securities and Exchange Commission under the U.S. Securities Act of 1933, as amended, relating to the offering (i) by certain shareholders of the Company (the Existing Shareholders) of 2,180,461 shares of the Company (or 2,541,025 shares of the Company if the underwriters exercise their greenshoe option) (the Existing Shares), and (ii) by the Company of 2,627,061 shares of the Company (or 2,987,625 shares of the Company if the underwriters exercise their greenshoe option) (the New Shares and together with the Existing Shares, the Shares and each thereof, a Share), each Share without nominal value.

We have examined, and relied on,

(i) a fully executed copy made available through the Register of the incorporation deed of the Company passed in front of notary Gérard Lecuit in Luxembourg on 10 April 2014 and establishing an initial share capital of the Company of EUR 12,500 (twelve thousand five hundred Euros) represented by 125,000,000 (one hundred twenty-five million) shares without nominal value (the Incorporation Meeting);

(ii) a fully executed copy made available through the Register of the extraordinary general shareholders’ meeting of the Company passed in front of notary Edouard Delosch in Luxembourg on 7 August 2015 recording, inter alia, a capital increase in an amount of EUR 5,600.3584 (five thousand six hundred point three five eight four Euros) represented by 56,003,584 (fifty-six million three thousand five hundred eighty-four) new shares without nominal value (the First EGM);

(iii) a fully executed copy of the extraordinary general shareholders’ meeting of the Company passed in front of notary Henri Hellinckx in Luxembourg on 10 November 2020 recording, inter alia, the change of the share capital currency from EUR into USD, a capital increase in an amount of USD 17,459.85 (seventeen thousand four hundred fifty-nine United States Dollar and eighty-five cents), the conversion of the Company from a Luxembourg private limited liability company (société à responsabilité limitée) into a Luxembourg public limited liability company (société anonyme), a reverse stock split and the restatement of the articles of association (statuts coordonnés) (the Articles) resulting from such decisions and indicating a share capital of USD 38,944.98 (thirty-eight thousand nine hundred forty-four United States Dollar and ninety-eight cents), divided into 21,996,230 (twenty-one million nine hundred ninety-six thousand two hundred thirty) shares without nominal value (the Second EGM); and

Allen & Overy, société en commandite simple, is an affiliated office of Allen & Overy LLP. Allen & Overy LLP or an affiliated undertaking has an office in each of: Abu Dhabi, Amsterdam, Antwerp, Bangkok, Barcelona, Beijing, Belfast, Bratislava, Brussels, Budapest, Casablanca, Dubai, Düsseldorf, Frankfurt, Hamburg, Hanoi, Ho Chi Minh City, Hong Kong, Istanbul, Jakarta (associated office), Johannesburg, London, Luxembourg, Madrid, Milan, Moscow, Munich, New York, Paris, Perth, Prague, Riyadh (cooperation office), Rome, São Paulo, Séoul, Shanghai, Singapore, Sydney, Tokyo, Warsaw, Washington, D.C. and Yangon.

(iii) a fully executed copy of the Company’ shareholder register (the Share Register) reflecting the Incorporation Meeting, the First EGM and the Second EGM.

In giving this legal opinion, we have assumed, and we have not verified independently that all factual matters, documents and statements relied upon or assumed herein were, are and will be (as the case may be) true, complete, up-to-date and accurate (in particular as regards the recordings of the Share Register).

Based upon, and subject to, the assumptions made above, we are of the opinion that, under the laws of the Grand Duchy of Luxembourg in effect, as construed and applied by the Luxembourg courts in published Luxembourg court decisions, on the date hereof:

1.	Status

The Company is a validly existing public limited liability company (société anonyme) formed for an unlimited duration under the laws of the Grand Duchy of Luxembourg.

2.	Existing Shares

The Existing Shares being offered by the Existing Shareholders have been validly issued, fully paid and non-assessable (as this term is used under New York law).

3.	New Shares

The New Shares being offered by the Company, once duly subscribed and fully paid and issued in accordance with the Registration Statement, the Articles and the underwriting agreement to be entered into by the Company in connection with the Registration Statement will be validly issued, fully paid and non-assessable (as this term is used under New York law).

This legal opinion is as of this date and we undertake no obligation to update it or advise of changes hereafter occurring. We express no opinion as to any matters other than those expressly set forth herein, and no opinion is, or may be, implied or inferred herefrom.

We hereby consent to the filing of this opinion as an exhibit to the Registration Statement and to use of our name under the heading “Legal Matters” as regards the Grand Duchy of Luxembourg in the prospectus contained therein. In giving such consent we do not thereby admit that we are in the category of persons whose consent is required under Section 7 of the U.S. Securities Act of 1933, as amended.

Yours faithfully,

/s/ Jacques Graas
Allen & Overy
Jacques Graas*
Partner
Avocat à la Cour

*	This document is signed on behalf of Allen & Overy, a société en commandite simple, registered on list V of the Luxembourg bar. The individual signing this document is a qualified lawyer representing this entity.

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